Exhibit 99.1

SolarWinds Announces Second Quarter 2012 Results

AUSTIN, Texas – July 25, 2012 – SolarWinds® (NYSE: SWI), a leading provider of powerful and affordable IT management software, today reported results for its second quarter ended June 30, 2012.

•	Record total revenue for the second quarter of $64.0 million, representing 40% year-over-year growth.

•	Record license revenue for the second quarter of $29.5 million, representing 40% year-over-year growth.

•	GAAP operating income of $26.9 million and non-GAAP operating income of $34.3 million, or a non-GAAP operating margin for the second quarter of 53%.

•	GAAP diluted earnings per share of $0.26 and non-GAAP diluted earnings per share of $0.33.

•	Second quarter free cash flow of $35.2 million, representing 46% year-over-year growth.

Financial Results

SolarWinds reported record total revenue for the second quarter of 2012 of $64.0 million, a 40% increase over total revenue for the second quarter of 2011. License revenue was a record $29.5 million for the second quarter of 2012 representing a 40% increase over license revenue for the second quarter of 2011. Maintenance revenue was a record $34.6 million for the second quarter of 2012, representing a 40% increase over maintenance revenue for the second quarter of 2011.

On a GAAP basis, diluted earnings per share were $0.26 for the second quarter of 2012 compared to $0.18 for the second quarter of 2011. Non-GAAP diluted earnings per share were $0.33 for the second quarter of 2012 compared to $0.22 for the second quarter of 2011.

Net cash provided by operating activities was $34.1 million for the second quarter of 2012 compared to $23.6 million for the second quarter of 2011, representing a year-over-year increase of 44%. Free cash flow was $35.2 million for the second quarter of 2012 compared to $24.0 million for the second quarter of 2011, representing a year-over-year increase of 46%. Cash, cash equivalents, and investments at the end of the second quarter of 2012 were $196.2 million, an increase of $25.0 million from the end of the first quarter of 2012.

The financial results included in this press release are preliminary and pending final review by the company and its external auditors. Financial results will not be final until SolarWinds files its quarterly report on Form 10-Q for the period. Information about SolarWinds’ use of these non-GAAP financial measures is provided below under “Non-GAAP Financial Measures.”

Recent Business Highlights

“Once again, the SolarWinds team delivered a solid performance during the second quarter, driving record results. I am very pleased with our execution around the world. While we generated solid growth in each of our geographic regions, the EMEA region, in particular, produced the strongest growth overall. We believe that this performance reflects several factors including the appeal of our value proposition of affordable and powerful products and the investments we’ve made to build our awareness internationally,” said Kevin Thompson, SolarWinds’ President and Chief Executive Officer.

“As we move into the second half of 2012, our teams are focused on making sure that we remain a leader in our core markets, like network management, while we aim to expand our relevance in other areas. We continue to believe that we can offer the market a unique experience based on delivering the unexpected simplicity of products that just work for IT professionals,” added Thompson.

SolarWinds’ business highlights during the second quarter of 2012 include:

•

SolarWinds launched the Japanese version of its flagship network management product, SolarWinds Network Performance Monitor (NPM), reflecting the company’s commitment to expanding its opportunities in the global market. NPM’s Japanese launch builds on significant investments aimed at extending SolarWinds’ presence in Japan including forging key partnerships, creating a dedicated native language user support team, and developing a recently launched Japanese-language website.

•

SolarWinds Server & Application Monitor (SAM) won best of Microsoft® TechEd North America 2012 in Systems Management and Operations, adding to the list of honors SolarWinds’ products have received across the IT management space given their power, ease-of-use, and affordability.

•

SolarWinds continued to deliver frequent new releases of existing products. SolarWinds added support for Microsoft Hyper-V™ to its award-winning Virtualization Manager, making it one of the most comprehensive and affordable virtualization management solutions for managing VMware® and Microsoft Hyper-V™ hypervisors. SolarWinds also released IP Address Manager (IPAM) 3.0. IPAM is one of the most affordable and comprehensive solutions for integrated DHCP, DNS, and IP address management available today, providing IT pros with a strong alternative to the complex and expensive appliance-based offerings from incumbent vendors.

•

Building on the momentum established in Q1 2012, SolarWinds sought to expand its awareness and relevance within the IT Management space through the release of new products. In early Q2, SolarWinds released Mobile Admin, based on technology acquired from Rove, which provides IT pros with an affordable and easy-to-use solution for supporting over 40 key IT technologies and platforms from their Android, iOS, and Blackberry smartphones and tablets. The company also introduced WSUS Agent, a free diagnostic tool for testing WSUS connections and validating Windows Update Agent® configuration values.

“Our second quarter results once again illustrated the powerful benefits of our unique business model, where our higher-than-expected revenue helped drive strong non-GAAP operating margins and earnings per share,” said Mike Berry, SolarWinds’ Executive Vice President and Chief Financial Officer. “We expect to continue to drive revenue growth through a number of organic and inorganic investments while maintaining our focus on strong margins and cash generation. In addition, reflecting the confidence we have in our business, we are increasing our full year outlook despite macro-economic headwinds in areas around the globe,” added Berry.

Financial Outlook

As of July 25, 2012, SolarWinds is providing its financial outlook for its third quarter and full year of 2012. The financial information below represents forward-looking non-GAAP financial information, including an estimate of non-GAAP operating income as a percentage of revenue, and non-GAAP diluted earnings per share, for the third quarter of 2012 and for the full year 2012. These non-GAAP financial measures exclude, among other items mentioned below, stock-based compensation expense and related employer-paid payroll taxes. SolarWinds cannot reasonably estimate the expected stock-based compensation expense and related employer-paid payroll taxes for these future periods as the amounts depend upon such factors as the future price of SolarWinds’ stock for purposes of computation. In addition, costs related to non-recurring items and acquisitions are not something that SolarWinds can estimate because they are a function of what non-recurring items and acquisitions, if any, occur and the kind of costs incurred in connection with any such non-recurring items or acquisitions.

Financial Outlook for the Third Quarter of 2012

SolarWinds management currently expects to achieve the following results for the third quarter of 2012:

•	Total revenue in the range of $66.0–$68.5 million, or 22% to 27% growth over the third quarter of 2011.

•	Non-GAAP operating income representing 50%-51% of revenue.

•	Non-GAAP diluted earnings per share of $0.29–$0.31.

•	Weighted-average shares outstanding of approximately 76.8 million.

Financial Outlook for Full Year 2012

SolarWinds management is increasing its annual outlook and currently expects to achieve the following results for the full year 2012:

•	Total revenue in the range of $257.0–$263.0 million, or 30% to 33% year-over-year growth.

•	Non-GAAP operating income representing 51%-52% of revenue.

•	Non-GAAP diluted earnings per share of $1.20–$1.24.

•	Weighted-average shares outstanding of approximately 76.5 million.

Conference Call and Webcast

In conjunction with this announcement, SolarWinds will host a conference call today to discuss its financial results and other business at 8:00am CT (9:00am ET/6:00am PT). A live webcast of the event, including any supplemental information, will be available on the SolarWinds Investor Relations website at http://ir.solarwinds.com. A live dial-in will be available domestically at 800-946-0774 and internationally at +1-719-457-2604. To access the live call, please dial in 5-10 minutes before the scheduled start time. A replay of the webcast will be available on a temporary basis shortly after the event on the SolarWinds Investor Relations website.

Forward-Looking Statements

This press release contains “forward-looking” statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including SolarWinds’ financial outlook, its expectation to continue to drive revenue growth through a number of organic and inorganic investments while maintaining its focus on strong margins and cash generation. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “believe,” “continue,” “expect,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the inability to generate significant volumes of sales leads from Internet search engines, marketing campaigns and traffic to our websites; (b) the possibility that general economic conditions or uncertainty cause information technology spending to be reduced or purchasing decisions to be delayed; (c) the presence or absence of occasional large customer orders, including in particular those placed by the U.S. federal government; (d) the inability to increase sales to existing customers and to attract new customers; (e) SolarWinds’ ability to successfully identify, complete, and integrate acquisitions; (f) the timing and success of new product introductions and product upgrades by SolarWinds or its competitors; (g) potential foreign exchange gains and losses related to expenses and sales denominated in currencies other than the functional currency of an associated entity; and (h) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission, including the Form 10-Q that SolarWinds anticipates filing on or before August 9, 2012. All information provided in this release is as of the date hereof and SolarWinds undertakes no duty to update this information except as required by law.

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with GAAP, this press release and the accompanying tables contain certain non-GAAP financial measures. The tables below set forth a reconciliation of each of these non-GAAP measures to a GAAP financial measure that we consider to be most comparable. SolarWinds believes that each of these non-GAAP financial measures provides meaningful supplemental information regarding its performance by excluding certain items that may not be indicative of its core business operations. SolarWinds’ management and Board of Directors use certain of these non-GAAP measures to assess operational performance and to determine employee incentive compensation. Accordingly, these measures may provide helpful insight to investors on the motivation and decision-making of management in operating the business. SolarWinds considers free cash flow also to be a liquidity measure that provides important information regarding the cash generated by the business after the purchase of property and equipment that can then be used for, among other things, strategic acquisitions and investments in the business, stock repurchases and funding ongoing operations.

SolarWinds also believes that these non-GAAP financial measures are used by investors and security analysts to (a) compare and evaluate its performance from period to period and (b) compare its performance to those of its competitors. These non-GAAP measures exclude certain items that can vary substantially from company to company depending upon their financing and accounting methods, the book value of their assets, their capital structures and the method by which their assets were acquired.

There are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly-titled measures of other companies due to potential differences in the exact method of calculation between companies. Certain items that are excluded from these non-GAAP financial measures can have a material impact on operating and net income. In addition, free cash flow does not represent the total increase or decrease in the cash balance for the period.

As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, the most comparable GAAP measures. SolarWinds’ management and Board of Directors compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are set forth in the tables below.

About SolarWinds

SolarWinds (NYSE: SWI) provides powerful and affordable IT management software to customers worldwide – from Fortune 500 enterprises to small businesses. We work to put our users first and remove the obstacles that have become “status quo” in traditional enterprise software. SolarWinds products are downloadable, easy to use and maintain, and provide the power, scale, and flexibility needed to address users’ management priorities. Our online user community, thwack, is a gathering-place where tens of thousands of IT pros solve problems, share technology, and participate in product development for all of SolarWinds’ products. Learn more today at http://www.solarwinds.com.

SolarWinds, the SolarWinds logo and thwack marks are exclusive trademarks of SolarWinds, are registered with the U.S. patent and trademark office, and may be registered or pending registration in other countries. All other SolarWinds trademarks, service marks, and logos, including without limitation, Mobile Admin, DameWare and Storage Manager, Powered by Profiler, may be common law marks or registered or pending registration in the United States or in other countries. All other trademarks or registered trademarks mentioned herein are used for identification purposes only and may be trademarks or registered trademarks of their respective companies.

Copyright © 2012 SolarWinds Worldwide, LLC. All rights reserved.

CONTACTS:

Investors:	Media:
Dave Hafner	Tiffany Nels
Phone: 512.682.9867	Phone: 512.682.9545
ir@solarwinds.com	pr@solarwinds.com

SolarWinds, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share information)

(Unaudited)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$144,008	$122,707
Short-term investments	39,121	29,688
Accounts receivable, net of allowances of $181 and $192 as of June 30, 2012 and December 31, 2011, respectively	28,805	26,965
Income tax receivable	73	110
Deferred taxes	938	668
Prepaid and other current assets	3,275	2,770

Total current assets	216,220	182,908
Property and equipment, net	7,446	7,341
Long-term investments	13,070	—
Deferred taxes	4,414	3,334
Goodwill	123,154	110,746
Intangible assets and other, net	60,897	58,079

Total assets	$425,201	$362,408

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,473	$2,213
Accrued liabilities	10,027	9,442
Accrued earnout	973	3,513
Income taxes payable	1,868	779
Current portion of deferred revenue	82,352	73,774

Total current liabilities	97,693	89,721
Long-term liabilities:
Deferred revenue, net of current portion	4,365	3,373
Non-current deferred taxes	—	289
Other long-term liabilities	6,037	4,078

Total liabilities	108,095	97,461
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value: 123,000,000 shares authorized and 74,123,658 and 73,367,367 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	74	73
Additional paid-in capital	211,448	194,379
Accumulated other comprehensive loss	(4,239)	(2,769)
Accumulated earnings	109,823	73,264

Total stockholders’ equity	317,106	264,947

Total liabilities and stockholders’ equity	$425,201	$362,408

SolarWinds, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share information)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:
License	$29,454	$21,069	$56,911	$41,449
Maintenance and other	34,586	24,754	66,800	47,352

Total revenue	64,040	45,823	123,711	88,801
Cost of license revenue	1,860	809	3,740	1,574
Cost of maintenance and other revenue	2,410	1,758	4,803	3,479

Gross profit	59,770	43,256	115,168	83,748
Operating expenses:
Sales and marketing	17,583	12,778	34,143	24,505
Research and development	6,929	5,034	13,600	10,072
General and administrative	8,370	6,317	16,819	12,987

Total operating expenses	32,882	24,129	64,562	47,564

Operating income	26,888	19,127	50,606	36,184
Other income (expense):
Interest income	107	70	195	125
Other expense, net	(33)	(210)	(49)	(516)

Total other income (expense)	74	(140)	146	(391)

Income before income taxes	26,962	18,987	50,752	35,793
Income tax expense	7,535	5,436	14,194	10,532

Net income	$19,427	$13,551	$36,558	$25,261

Net income per share:
Basic earnings per share	$0.26	$0.19	$0.49	$0.35

Diluted earnings per share	$0.26	$0.18	$0.48	$0.34

Weighted-average shares used to compute net income per share:
Shares used in computation of basic earnings per share	74,033	72,719	73,885	72,541

Shares used in computation of diluted earnings per share	75,848	74,346	75,642	74,184

SolarWinds, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts and percentages)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue	$64,040	$45,823	$123,711	$88,801

GAAP cost of revenue	$4,270	$2,567	$8,543	$5,053
Amortization of intangible assets (1)	(1,703)	(752)	(3,385)	(1,453)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(71)	(47)	(163)	(100)

Non-GAAP cost of revenue	$2,496	$1,768	$4,995	$3,500

GAAP gross profit	$59,770	$43,256	$115,168	$83,748
Amortization of intangible assets (1)	1,703	752	3,385	1,453
Stock-based compensation expense and related employer-paid payroll taxes (2)	71	47	163	100

Non-GAAP gross profit	$61,544	$44,055	$118,716	$85,301

GAAP sales and marketing expense	$17,583	$12,778	$34,143	$24,505
Stock-based compensation expense and related employer-paid payroll taxes (2)	(1,121)	(921)	(2,514)	(1,830)

Non-GAAP sales and marketing expense	$16,462	$11,857	$31,629	$22,675

GAAP research and development expense	$6,929	$5,034	$13,600	$10,072
Stock-based compensation expense and related employer-paid payroll taxes (2)	(710)	(406)	(1,511)	(876)

Non-GAAP research and development expense	$6,219	$4,628	$12,089	$9,196

GAAP general and administrative expense	$8,370	$6,317	$16,819	$12,987
Amortization of intangible assets (1)	(1,833)	(683)	(3,658)	(1,154)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(1,816)	(1,433)	(3,664)	(2,861)
Acquisition related adjustments (3)	(111)	90	(333)	(914)

Non-GAAP general and administrative expense	$4,610	$4,291	$9,164	$8,058

GAAP operating expense	$32,882	$24,129	$64,562	$47,564
Amortization of intangible assets (1)	(1,833)	(683)	(3,658)	(1,154)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(3,647)	(2,760)	(7,689)	(5,567)
Acquisition related adjustments (3)	(111)	90	(333)	(914)

Non-GAAP operating expense	$27,291	$20,776	$52,882	$39,929

GAAP operating income	$26,888	$19,127	$50,606	$36,184
Amortization of intangible assets (1)	3,536	1,435	7,043	2,607
Stock-based compensation expense and related employer-paid payroll taxes (2)	3,718	2,807	7,852	5,667
Acquisition related adjustments (3)	111	(90)	333	914

Non-GAAP operating income	$34,253	$23,279	$65,834	$45,372

GAAP other income (expense)	$74	$(140)	$146	$(391)
Acquisition related adjustments (3)	13	108	22	108

Non-GAAP other income (expense)	$87	$(32)	$168	$(283)

GAAP income tax expense	$7,535	$5,436	$14,194	$10,532
Income tax effect on non-GAAP exclusions (4)	2,025	1,123	4,216	2,170

Non-GAAP income tax expense	$9,560	$6,559	$18,410	$12,702

GAAP net income	$19,427	$13,551	$36,558	$25,261
Amortization of intangible assets (1)	3,536	1,435	7,043	2,607
Stock-based compensation expense and related employer-paid payroll taxes (2)	3,718	2,807	7,852	5,667
Acquisition related adjustments (3)	124	18	355	1,022
Tax benefits associated with above adjustments (4)	(2,025)	(1,123)	(4,216)	(2,170)

Non-GAAP net income	$24,780	$16,688	$47,592	$32,387

Non-GAAP diluted earnings per share (5)	$0.33	$0.22	$0.63	$0.44

Weighted-average shares used in computing diluted earnings per share	75,848	74,346	75,642	74,184

Percentage of Revenue:

GAAP gross profit	93.3%	94.4%	93.1%	94.3%
Non-GAAP adjustments (1)(2)	2.8	1.7	2.9	1.7

Non-GAAP gross profit	96.1%	96.1%	96.0%	96.1%

GAAP operating margin	42.0%	41.7%	40.9%	40.7%
Non-GAAP adjustments (1)(2)(3)	11.5	9.1	12.3	10.3

Non-GAAP operating margin	53.5%	50.8%	53.2%	51.1%

GAAP net income	30.3%	29.6%	29.6%	28.4%
Non-GAAP adjustments (1)(2)(3)(4)	8.4	6.8	8.9	8.0

Non-GAAP net income	38.7%	36.4%	38.5%	36.5%

(1)	Amortization of Intangible Assets. We provide non-GAAP information which excludes expenses for the amortization of intangible assets which primarily relate to purchased intangible assets associated with our acquisitions. Because of varying fair value amounts of intangible assets, subjective impairment assumptions and the variety of useful lives, which affect the recognition of amortization expense, we believe that the exclusion of amortization expense allows for more accurate comparisons of our operating results to our peer companies. The amortization of purchased intangible assets associated with our acquisitions results in our recording expenses in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. Accordingly, we analyze the performance of our operations in each period without regard to such expenses.

(2)	Stock-Based Compensation Expense and Related Employer-Paid Payroll Taxes. We provide non-GAAP information which excludes expenses for stock-based compensation and related employer-paid payroll taxes. We believe the exclusion of these items allows for financial results that are more indicative of our continuing operations. We believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types. Employer-paid payroll taxes on stock- based compensation is dependent on our stock price and the timing of the taxable events related to the equity awards, over which our management has little control, and does not correlate to the core operation of our business. Because of these unique characteristics of stock-based compensation and the related employer-paid payroll taxes, management excludes these expenses when analyzing the organization's business performance.

(3)	Acquisition Related Adjustments. We exclude certain expense items resulting from acquisitions including the following, when applicable: (i) amortization of purchased intangible assets associated with our acquisitions (see Note 1 for further discussion); (ii) legal, accounting and advisory fees to the extent associated with acquisitions; (iii) changes in fair value of contingent consideration; (iv) costs related to integrating the acquired businesses; and (v) restructuring costs, including adjustments related to changes in estimates, related to acquisitions. We consider these adjustments, to some extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our organic business operations, with respect to each acquisition. We believe that providing non-GAAP information for acquisition related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to our historical results and results of less acquisitive peer companies, both with and without such adjustments.

(4)	Income Tax Effect of Non-GAAP Exclusions. We believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the ongoing performance and future liquidity of our business.

(5)	Non-GAAP Diluted Earnings Per Share Item. We provide non-GAAP diluted earnings per share. The non-GAAP diluted earnings per share amount was calculated based on our non-GAAP net income and the weighted-average number of shares outstanding during the reporting period.

SolarWinds, Inc.

Reconciliation of Free Cash Flow to GAAP Cash Flows From Operating Activities

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Reconciliation of free cash flow to GAAP cash flows from operating activities:
GAAP cash flows from operating activities	$34,096	$23,637	$62,435	$42,503
Excess tax benefit from stock-based compensation	1,875	874	5,184	4,439
Purchases of property and equipment	(789)	(465)	(1,560)	(1,063)

Free cash flow (1)	$35,182	$24,046	$66,059	$45,879

(1)	Free Cash Flow: We define free cash flow as cash flows from operating activities plus the excess tax benefit from stock-based compensation and less the purchases of property and equipment. We believe free cash flow is an important liquidity measure that reflects the cash generated by the business after the purchase of property and equipment that can then be used for, among other things, strategic acquisitions and investments in the business, stock repurchases and funding ongoing operations.

SolarWinds, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Cash flows from operating activities
Net income	$19,427	$13,551	$36,558	$25,261
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,335	2,126	8,631	3,958
Provision for doubtful accounts	(33)	79	7	68
Stock-based compensation expense	3,671	2,781	7,536	5,450
Deferred taxes	(1,160)	765	(1,655)	293
Excess tax benefit from stock-based compensation	(1,875)	(874)	(5,184)	(4,439)
Other non-cash expenses	282	103	664	213
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in business combinations:
Accounts receivable	(1,236)	(1,866)	(2,050)	(2,154)
Income taxes receivable	(14)	(119)	36	(109)
Prepaid and other current assets	(656)	(1,672)	(583)	(252)
Accounts payable	(95)	741	267	463
Accrued liabilities	1,851	1,101	457	(1,784)
Income taxes payable	5,043	4,379	8,259	9,800
Deferred revenue and other liabilities	4,556	2,542	9,492	5,735

Net cash provided by operating activities	34,096	23,637	62,435	42,503
Cash flows from investing activities
Purchases of investments	(30,136)	—	(42,084)	—
Maturities of investments	9,460	—	19,000	—
Purchases of property and equipment	(789)	(465)	(1,560)	(1,063)
Purchases of intangible assets and other	(761)	(184)	(902)	(292)
Acquisition of businesses, net of cash acquired	(9,850)	—	(20,884)	(23,000)
Earnout payments for acquisitions	—	—	(3,203)	(3,743)

Net cash used in investing activities	(32,076)	(649)	(49,633)	(28,098)
Cash flows from financing activities
Repurchase of common stock	—	(2)	(1,334)	(307)
Exercise of stock options	2,427	1,816	5,683	7,009
Excess tax benefit from stock-based compensation	1,875	874	5,184	4,439

Net cash provided by financing activities	4,302	2,688	9,533	11,141
Effect of exchange rate changes on cash and cash equivalents	(1,650)	520	(1,034)	1,964

Net increase in cash and cash equivalents	4,672	26,196	21,301	27,510
Cash and cash equivalents
Beginning of period	139,336	143,317	122,707	142,003

End of period	$144,008	$169,513	$144,008	$169,513

Supplemental disclosure of cash flow information
Cash paid for income taxes	$3,586	$376	$7,398	$464

Noncash investing transactions
Accrued earnout	$—	$—	$951	$3,938